Exhibit 3.4

AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS OF

KOSS CORPORATION

Effective August 25, 2020, the Board of Directors of Koss Corporation, a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), adopted and approved an amendment to Section 3.01 of the Amended and Restated By-Laws of the Corporation (the “By-Laws”) in accordance with Section 13.02 thereof. As amended, Section 3.01 of the By-Laws reads in its entirety, as follows:

“Section 3.01.     The number of Directors of the Corporation shall be no fewer than four and no greater than twelve.”